Exhibit 10.11

Memorandum Of Understanding

This Memorandum of Understanding (“MOU”) is executed as of February 25, 2015, between Zion Oil & Gas, Inc., a corporation duly organized and existing under the laws of Delaware, having an office at 6510 Abrams Road, Suite 300, Dallas, Texas, 75231 (“Zion”) and Viking Services BV, a private company with limited liability organized in the Netherlands, having a registered office at De entrée 99, 1101 HE, Amsterdam Zuidoost, The Netherlands (“Viking”). Zion is properly registered to transact business in the country of Israel. Zion and Viking may be referred to individually as a “Party” or collectively as the “Parties”.&

Purpose

The Parties seek to enter into a mutually beneficial business relationship with a framework for the good faith negotiation and consummation of the transactions and agreements described below. Furthermore, the Parties seek to confirm certain preliminary understandings as to a possible future business relationship. These understandings are subject to the preparation, negotiation and execution of other agreements reasonably necessary to consummate the transaction (collectively, the “Definitive Agreements”), the receipt of all necessary regulatory and other approvals and consents, and the fulfillment of any other conditions precedent. Therefore, this MOU sets forth only the present intention of the Parties, and is not intended to constitute an exclusive description of the terms of the Transaction, or the terms of the final Agreement and the other Definitive Agreements.

Business Relationship

Zion desires to obtain the right to contract a land-based oil and gas rig with deep drilling capacity and certain other oilfield services and crew for the benefit of its oil and gas exploration activities located onshore Israel. Viking desires to provide fully integrated oilfield services (e.g., well design, drilling, completion, etc.) to help Zion with its oil and gas operations in Israel. Subsequently, the Parties seek to enter into discussions to possibly establish a private company, Zion Drilling, Inc., (“Zion Drilling”), wherein Zion and Viking will each own 50% of the shares of Zion Drilling. The activities described in this paragraph comprise the “Project”.

Scope of Work – Drilling Rig and Oilfield Services

Viking agrees to provide, subsequent to an executed drilling contract, Rig 35 refurbished, or a rig of equivalent capacity and standard requested by Zion, and subject to availability, other oilfield services and equipment to Zion, for an initial term of two years, for not fewer than two wells (with an option to drill a third well), unless otherwise indicated in the drilling contract. Viking agrees to act in accordance with the terms outlined in the drilling contract with Zion for as long as the contractual agreement between the parties remains in effect. Viking’s rig must have at least a 1500 HP engine and be capable of drilling to a depth of at least 15,000 feet. The Parties agree to use reasonable efforts to enter into a drilling contract by September 15, 2015. The drilling contract shall be substantially in the form of the IADC International Land Daywork Drilling Contract (revised March 2010).

Viking’s services will be provided at locations to be determined by Zion with all operations located onshore Israel, within Zion’s Megiddo-Jezreel License area.

Zion – Viking MOU (February 2015)

Anticipated Spud Date

The Parties agree that the anticipated spud date for the first well (Megiddo-Jezreel #1) is in the second half of 2015, although both parties agree that this date is flexible and subject to Zion securing full regulatory approval from the State of Israel and regional and local governing bodies. Viking shall have no obligation or responsibility to begin mobilization of Rig 35 and any related equipment to Israel until Zion has obtained full regulatory approval from the State of Israel as well as all regional, local and any other approvals that may be required, and that a definitive drilling contract has been entered into between the Parties.

Establishment of Zion Drilling, Inc.

Following the completion of the primary term of the drilling contract described above, the Parties may seek to establish Zion Drilling, Inc. (“Zion Drilling”) a private company or entity, to be organized perhaps under the laws of the State of Israel, wherein Zion will own 50% and Viking will own 50% of the total shares of the new entity.

Zion Drilling will initially lease and then may acquire and hold title to a drilling rig. Zion Drilling’s stated business purpose will be to conduct drilling on Zion’s oil & gas interests within the State of Israel and to the extent not so utilized, to lease out the rig for hire to other Israel-based drilling projects on a for profit basis. The arrangement between the Parties will include the following terms:

1)	After the completion of the second well with Rig 35 (or an equivalent rig), Viking will manage the build-out of a deep drilling capacity land rig (at least 1,500 HP). The rig should be suitable and fit for drilling to a depth of up to 5,000 meters (~16,500 feet). Zion Drilling would purchase the rig for a mutually acceptable price.

2)	The Parties will consult with their respective employees and advisors (accounting, legal, tax, etc.) regarding the best way to establish Zion Drilling so as to minimize the tax consequences to each Party. The Parties agree that Zion Drilling may be a foreign entity, if that is mutually agreed to be in the best interest of the Parties; and

3)	The Parties will enter into legally binding agreements relating to the establishment and administration of Zion Drilling including, without limitation, a shareholders’ agreement defining their respective rights in Zion Drilling, the composition and makeup of the Board of Directors and Management of Zion Drilling and other related matters.

Conditions

Financing: The Parties understand that the effectuation of the terms specified above is conditioned upon and subject to Zion’s raising at least $30 Million in gross proceeds within 12 months from the effective date of this MOU and thereafter, Viking providing a suitable rig.

Inspection & Repairs: Before any purchase of a rig by Zion Drilling, Inc., the Parties shall retain a mutually acceptable independent third party expert to inspect the Rig and provide a fitness report for the Rig and each Party shall pay one half of the inspection and report costs. Prior to closing of the transaction, the Parties shall agree on any required upgrades and repairs to cause the Rig to be fit for the purpose for which it is to be used and the amount which each Party shall contribute for the same.

Zion – Viking MOU (February 2015)

Definitive Agreements

Upon execution of this MOU, the Parties will enter into good faith negotiation of the terms and conditions of one or more definitive agreements to govern the business relationships described herein (the “Definitive Agreements”).

1)	Expenses: Unless otherwise expressly agreed in writing in each instance, each Party shall bear its own costs in connection with the preparation, negotiation and finalization of the Definitive Agreements.

2)	Timing: The Parties agree to use their best efforts to enter into the Definitive Agreements by no later than 12 months from signing this MOU.

3)	Conditions to Close Include:

a)	Satisfaction with the results of legal, accounting, business and other due diligence investigations to be performed by each Party and its respective advisors;

b)	Negotiation and execution of a satisfactory commercial agreement, which shall include the principal business terms set out herein;

c)	The absence of any material adverse change in either Party’s condition or assets;

d)	Obtaining all necessary consents or approvals from third parties, including Israeli governmental authorities, and directors and stockholders if required; and

e)	Fulfillment of the terms of the Paragraph titled “Conditions” above.

Entirety of Agreement

This MOU represents the entire agreement between the Parties to date and supersedes all prior negotiations, representations and agreements between the Parties. The terms of this MOU reflect certain agreed terms that are intended to be incorporated into the body of a definitive final agreement. However, it is also understood that any Definitive Agreement or Agreements later reached will be the result of the good faith negotiations of the Parties, and that certain terms contained herein may be modified or additional terms may be added to the final Definitive Agreement or Agreements of the Parties.

Applicable Law

In no event shall either Party have any liability to the other with respect to claims arising out of or in connection with or resulting from this MOU whether in contract, tort or otherwise and it is specifically agreed that except for the paragraph dealing with confidential and proprietary information on the following page, this MOU is non-binding upon the Parties since it contemplates that Definitive Agreements are to be entered into between the Parties.

Zion – Viking MOU (February 2015)

The laws of the state of Texas shall govern the terms and conditions of this MOU. The Parties agree to comply with all applicable laws governing activities under this MOU.

The Parties agree that they will adhere to and abide by any applicable USA or Israeli laws in the performance of this MOU and will also adhere to and comply with any applicable USA or Israeli laws in the performance of their respective obligations and responsibilities arising under the Definitive Agreements.

Miscellaneous

Both parties agree that any and all business, geological and other information furnished pursuant to this MOU, including but not limited to financial information, processes, specifications, equipment and services of any kind or nature related to the Project, shall be treated as confidential and proprietary information, and each Party undertakes that it will not at any time, either during or after the term of this MOU, disclose, divulge, publish, use or otherwise reveal such information to others. The obligations and the restrictions contained herein shall not apply to: 1) information which at the time of disclosure is in the public domain; 2) final order of a court of law; and 3) prior mutual written consent of both Parties.

The immediately preceding paragraph regarding confidential and proprietary information shall be valid and binding upon and inure to the benefit of the Parties and their successors and permitted assigns. This MOU may not be assigned, partially or totally, by either party without the express written consent of the other party.

Any changes, modifications, revisions or amendments to this MOU, to be effective, must be in writing and signed by all Parties.

In witness whereof, the Parties have executed this MOU as of the date first mentioned above.

Zion Oil & Gas, Inc.	Viking Services BV

/s/ Victor G. Carrillo	/s/ Dustin Guinn
Victor G. Carrillo, President & COO	Dustin Guinn, CEO

Zion – Viking MOU (February 2015)

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